October 3, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GraniteShares Gold Trust (the Trust) and, under the date of August 20, 2019, we reported on the financial statements of the Trust as of and for the year ended June 30, 2019 and for the period from August 24, 2017 (commencement of operations) to June 30, 2018. On October 2, 2019, we were dismissed. We have read the Trust’s statements included under Item 4.01 of its Form 8-K dated October 3, 2019, and we agree with such statements.

Very truly yours,